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                      G.T. GLOBAL VARIABLE INVESTMENT TRUST

                   CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, James W. Churm, Vice President and Secretary of G.T. Global Variable Investment Trust ("Trust"), hereby certify that the Board of Trustees adopted the following preamble and resolution on January 13, 1993, and that such preamble and resolution became effective on that date:

     WHEREAS, Article III, Section 2 of the Trust's Declaration of Trust authorizes the Board of Trustees to establish any series or class of the Trust, without limiting the authority of the Board of Trustees to establish any further series or class; now, therefore be it

RESOLVED:      That the following series of shares of beneficial interest of the
               Trust, each having the rights and privileges specified in the Trust's Declaration of Trust, be, and they hereby are established and designated: G.T. Global: Variable Latin America Fund, G.T.
               Global: Variable Growth & Income Fund, G.T. Global: Variable
               Strategic Income Fund, G.T. Global: Variable Global Government
               Income Fund; and G.T. Global: Variable U.S. Government Income
               Fund.


Dated:  July 7, 1993               By:  /s/ James W. Churm
       --------------------             ----------------------------------------
                                        James W. Churm
                                        Vice President and Secretary
                                        G.T. Global Variable Investment Trust



San Francisco, California (ss)

Subscribed and sworn to before me this   7th   day of    July      , 1993
                                        -----          -------------


/s/ Johanne F. Parley
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Notary Public